EXHIBIT 99.1

NEWS RELEASE
FOR RELEASE: IMMEDIATELY
GATX CORPORATION REPORTS 2005 SECOND QUARTER RESULTS
     CHICAGO, July 28 - GATX Corporation (NYSE:GMT) today announced net income from continuing operations for the second quarter of $34.5 million or $.62 per diluted share, compared to $19.7 million or $.38 per diluted share in the second quarter of 2004. Net income from continuing operations for the first six months of 2005 was $62.9 million or $1.14 per diluted share, compared to $39.4 million or $.76 per diluted share in the comparable prior year period. The 2005 second quarter and year-to-date net income includes $.12 per diluted share of after-tax expenses associated with liability management.
     Highlights for the quarter included:
•	North American railcar fleet utilization remained at 98% and lease renewal rates continued to increase, reflecting a very strong market

•	Aircraft lease rates continued to improve on many aircraft and utilization of GATX’s air portfolio increased to 100%

•	Driven by a strong international shipping market, Specialty’s marine joint ventures continued to experience high asset utilization and charter rates

•	Specialty also generated a $12.8 million fee from a transaction within one of its managed portfolios, resulting in unusually high remarketing income.
     Brian A. Kenney, president and CEO of GATX, stated, “As highlighted by our strong second quarter results, market conditions are increasingly positive. In particular, strength in railcar demand is exceeding our original expectations.
     “In Air, our fleet is effectively fully utilized and we are using renewals as an opportunity to improve lease rates. In Specialty, marine income and remarketing income on both owned and managed assets contributed to an outstanding quarter.
     “The investment environment, characterized by rising asset prices, is also indicative of the strength of our underlying markets. In rail, new car prices have increased sharply. While this provides us with advantaged new car costs under our Committed Purchase Program, economics on car purchases in the spot market are less appealing at this time. We will remain disciplined in our investment approach.”
     Mr. Kenney concluded, “We previously announced that we expected GAAP earnings to be in the range of $1.45 — $1.55 for 2005. Based on the improving trend in Rail and Specialty’s marine business, coupled with unexpectedly high remarketing income, our 2005 outlook has improved. We now expect 2005 GAAP earnings to be in the range of $1.90 — $2.00 per diluted share.”
GATX RAIL
     GATX Rail reported net income of $23.1 million in the second quarter of 2005, compared to $18.7 million in the prior year period. Year to date, GATX Rail reported $43.1 million in net income versus $31.4 million in the first six months of 2004. Net income increased year over year primarily due to an increased number of cars on lease and higher average lease rates.
     At June 30, 2005, Rail’s North American fleet totaled approximately 107,000 cars and utilization was 98%, flat with year end 2004 and the first quarter of 2005. During the quarter, lease renewal pricing on a basket of Rail’s most common car types increased approximately 15% over expiring lease rates. This compares to an increase of 8% in the fourth quarter of 2004 and 9% in the first quarter 2005. Rail acquired 1,206 cars for its fleet during the second quarter of 2005, including new cars associated with specific customer lease transactions, new cars delivered under the Committed Purchase Program, and used cars purchased in the secondary market. Rail also sold or scrapped 1,359 cars during the quarter. Maintenance expense in the second quarter was slightly below the comparable 2004 period and first quarter 2005 due to fewer wheel replacements and cars repaired.
     Macroeconomic data associated with GATX Rail’s business improved somewhat in the second quarter. North American manufacturing capacity utilization, as reported by the Federal Reserve, was 80%, up from 79% in the first quarter and up from 78% in the second quarter 2004. Backlogs at the railcar manufacturers increased to more than 60,000 cars at the end of the quarter.

Year-to-date rail industry carloadings, excluding intermodal, increased 1.7% over the same period in 2004 and industry-wide chemical shipments were up slightly (+0.3%) in the first six months of 2005 versus the prior year.
GATX AIR
     GATX Air recorded break even results in the second quarter of 2005 compared to net income of $2.6 million in the prior year period. For the first six months of 2005, GATX Air reported net income of $4.8 million compared to $4.6 million in the comparable 2004 period. In the 2005 second quarter, GATX Air reported a one-time operating lease expense of $4.8 million related to the restructuring of a lease with a bankrupt carrier, ATA Holdings.
     There are no new aircraft deliveries scheduled for 2005 and Air has nearly completed its originally scheduled aircraft renewals, with one aircraft remaining available. Utilization of the owned fleet was 100% at June 30, 2005 and lease rates on most aircraft types continued to show signs of a recovery. Year to date, GATX Air has announced the formation of a new joint venture and has been awarded two new management contracts, reflecting Air’s strategy to expand its managed aircraft.
     An updated slide presentation summarizing the GATX Air portfolio and market data is available at www.gatx.com.
GATX SPECIALTY FINANCE
     GATX Specialty Finance reported net income of $23.8 million in the 2005 second quarter compared to $9.1 million in the prior year period. Year to date, Specialty reported net income of $33.8 million compared to $25.0 million in the same period in 2004. The 2005 second quarter and year-to-date results reflect strong results in shipping joint ventures and significant remarketing income. In particular, a transaction within a managed portfolio resulted in $12.8 million of pre-tax remarketing income at Specialty. While generating remarketing income from its owned and managed portfolios is core to Specialty’s business, the magnitude of this specific gain is unusual.
     The Specialty portfolio currently consists of $432 million of owned assets and third-party managed portfolios totaling approximately $675 million. GATX is selectively pursuing new investments in Specialty, particularly in shipping/marine and other targeted assets.

CREDIT STATISTICS
     Net charge-offs and impairments totaled $1.1 million in the second quarter 2005, or an annualized 0.1% of average total assets, compared to $10.0 million (annualized 0.6% of average total assets) in the same period for 2004. Non-performing investments (lease receivables, finance leases, operating lease assets and loans) at the end of the 2005 second quarter totaled $55.7 million, compared to $62.4 million at the end of the second quarter 2004.
DISCONTINUED OPERATIONS
     In the second quarter of 2004, GATX completed the sale of substantially all its technology leasing assets. The technology leasing segment is accounted for as a discontinued operation in all periods presented.
COMPANY DESCRIPTION
     GATX Corporation (NYSE:GMT) provides lease financing and related services to customers operating rail, air, marine and other targeted assets. GATX is a leader in leasing transportation assets and controls one of the largest railcar fleets in the world. Applying over a century of operating experience and strong market and asset expertise, GATX provides quality assets and services to customers worldwide. GATX has been headquartered in Chicago, IL since its founding in 1898 and has traded on the New York Stock Exchange since 1916. For more information, visit the Company’s website at www.gatx.com.
TELECONFERENCE INFORMATION
GATX Corporation will host a teleconference to discuss 2005 second quarter results. Teleconference details are as follows:
Thursday, July 28th
11:00 AM Eastern Time
Domestic Dial-In: 1-800-706-6082
International Dial-In: 1-706-634-7421
Replay: 1-800-642-1687 / Access Code: 7888356
Call in details, a copy of this press release and real-time audio access are available at www.gatx.com. Please access the call 15 minutes prior to the start time. Following the call, a replay will be available on the same site.
UPDATE ON AIR PORTFOLIO
GATX Corporation has updated its Air portfolio presentation, and the slides are currently available at www.gatx.com or by calling the GATX Investor Relations Department.

FORWARD-LOOKING STATEMENTS
Certain statements within this document may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” or “project” and similar expressions. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Risks and uncertainties include, but are not limited to, general economic conditions; aircraft and railcar lease rate and utilization levels; conditions in the capital markets and the potential for a downgrade in GATX’s or GATX Financial Corp.’s credit rating, either of which could have an effect on the Company’s borrowing costs or ability to access the markets for commercial paper or secured and unsecured debt; dynamics affecting customers within the chemical, petroleum and food industries; regulatory rulings that may impact the economic value of assets; competitors in the rail and air markets who may have access to capital at lower costs than GATX; additional potential write-downs and/or provisions within GATX’s portfolio; impaired asset charges; and general market conditions in the rail, air, and other large-ticket industries.
NON-GAAP FINANCIAL MEASURES
This release includes certain financial performance measures computed using non-GAAP (Generally Accepted Accounting Principles) components as defined by the Securities and Exchange Commission (SEC). These measures are: return on equity from continuing operations; return on assets including off balance sheet assets; and SG&A efficiency before IDC on owned and managed assets. As required under SEC rules, GATX has provided a reconciliation of those non-GAAP components to the most directly comparable GAAP components, which is available with this release and on our website at www.gatx.com. Financial performance measures disclosed in this press release are meant to provide additional information and insight into historical operating results and the financial position of the business. Management uses these performance measures to assist in analyzing GATX’s underlying financial performance from period to period and to establish criteria for compensation decisions. These measures are not in accordance with, or a substitute for, GAAP and may be different from or inconsistent with non-GAAP financial measures used by other companies.

FOR FURTHER INFORMATION CONTACT:
GATX Corporation:	Rhonda S. Johnson	312-621-6262
Investor, corporate, financial, historical financial, photographic and news release information may be found at www.gatx.com.
—Tabular Follows—

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In Millions, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2005	2004	2005	2004
Gross Income
Lease income	$216.4	$192.5	$432.1	$379.6
Marine operating revenue	40.1	33.3	46.0	40.0
Interest income	3.0	3.9	6.4	12.4
Asset remarketing income	22.4	8.6	32.8	27.1
Gain on sale of securities	1.5	2.1	6.4	3.2
Fees	3.5	5.1	7.1	8.7
Other	12.1	21.1	25.2	35.8

Revenues	299.0	266.6	556.0	506.8
Share of affiliates’ earnings	31.3	16.4	54.2	34.0

Total Gross Income	330.3	283.0	610.2	540.8

Ownership Costs
Depreciation	49.4	48.3	101.2	93.4
Interest, net	40.8	39.9	82.5	78.4
Operating lease expense	50.9	43.5	94.4	87.2

Total Ownership Costs	141.1	131.7	278.1	259.0

Other Costs and Expenses
Maintenance expense	45.8	47.1	94.9	93.4
Marine operating expenses	30.4	25.9	35.3	31.5
Other operating expenses	12.1	9.5	22.3	22.2
Debt extinguishment costs	11.9	—	11.9	—
Selling, general and administrative	42.3	43.2	81.0	81.4
Reversal of provision for possible losses	(2.0)	(3.1)	(5.2)	(5.0)
Asset impairment charges	1.3	1.0	3.4	1.1
Fair value adjustments for derivatives	(6.8)	.4	(8.9)	(.7)

Total Other Costs and Expenses	135.0	124.0	234.7	223.9

Income from Continuing Operations before Income Taxes	54.2	27.3	97.4	57.9
Income Taxes	19.7	7.6	34.5	18.5

Income from Continuing Operations	34.5	19.7	62.9	39.4

Discontinued Operations
Operating results, net of taxes	.4	15.5	.4	18.7
Loss on sale of segment, net of taxes	—	(.4)	—	(.4)

Total Discontinued Operations	.4	15.1	.4	18.3

Net Income	$34.9	$34.8	$63.3	$57.7

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In Millions, Except Per Share Data)
(Continued)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2005	2004	2005	2004
Per Share Data
Basic:
Income from continuing operations	$.69	$.40	$1.26	$.80
Income from discontinued operations	.01	.31	.01	.37

Total	$.70	$.71	$1.27	$1.17

Average number of common shares (in thousands)	49,931	49,297	49,778	49,279

Diluted:
Income from continuing operations	$.62	$.38	$1.14	$.76
Income from discontinued operations	.01	.28	.01	.33

Total	$.63	$.66	$1.15	$1.09

Average number of common shares and common share equivalents (in thousands)	61,039	54,794	60,794	54,784

Dividends declared per common share	$.20	$.20	$.40	$.40

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In Millions)

	June 30	December 31
	2005	2004

Assets

Cash and Cash Equivalents	$112.2	$63.4
Restricted Cash	57.1	60.0

Receivables
Rent and other receivables	78.2	77.0
Finance leases	312.7	285.9
Loans	59.1	89.2
Less — allowance for possible losses	(17.5)	(22.1)

	432.5	430.0

Operating Lease Assets, Facilities and Other
Rail	3,592.3	3,847.9
Air	1,574.1	1,704.1
Specialty	59.8	65.4
Other	234.3	212.3
Less — allowance for depreciation	(1,918.3)	(1,924.1)

	3,542.2	3,905.6
Progress payments for aircraft and other equipment	20.9	20.0

	3,563.1	3,925.6

Investments in Affiliated Companies	814.0	718.6
Goodwill	86.0	93.9
Other Investments	53.7	79.0
Other Assets	245.4	242.4

	$5,364.0	$5,612.9

Liabilities and Shareholders’ Equity

Accounts Payable and Accrued Expenses	$342.0	$378.2

Debt
Commercial paper and bank credit facilities	16.5	72.1
Recourse	2,679.5	2,887.1
Nonrecourse	90.7	93.5
Capital lease obligations	71.5	79.4

	2,858.2	3,132.1

Deferred Income Taxes	735.8	721.0
Other Liabilities	328.3	300.7

Total Liabilities	4,264.3	4,532.0

Total Shareholders’ Equity	1,099.7	1,080.9

	$5,364.0	$5,612.9

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Three Months Ended June 30, 2005
(In Millions)

					GATX
	Rail	Air	Specialty	Other	Consolidated
Gross Income
Lease income	$180.5	$28.1	$7.8	$—	$216.4
Marine operating revenue	—	—	—	40.1	40.1
Interest income	—	.2	2.6	.2	3.0
Asset remarketing income	1.3	.1	21.0	—	22.4
Gain on sale of securities	.5	—	1.0	—	1.5
Fees	.4	1.9	1.2	—	3.5
Other	15.8	—	.5	(4.2)	12.1

Revenues	198.5	30.3	34.1	36.1	299.0
Share of affiliates’ earnings	6.9	11.8	12.6	—	31.3

Total Gross Income	205.4	42.1	46.7	36.1	330.3

Ownership Costs
Depreciation	31.5	14.9	1.0	2.0	49.4
Interest, net	19.5	14.4	5.2	1.7	40.8
Operating lease expense	44.7	5.4	.9	(.1)	50.9

Total Ownership Costs	95.7	34.7	7.1	3.6	141.1

Other Costs and Expenses
Maintenance expense	45.5	.1	.2	—	45.8
Marine operating expenses	—	—	—	30.4	30.4
Other operating expenses	9.8	.4	1.9	—	12.1
Debt extinguishment costs	—	—	—	11.9	11.9
Selling, general and administrative	17.3	7.1	1.6	16.3	42.3
Reversal of provision for possible losses	(.2)	(.1)	(.9)	(.8)	(2.0)
Asset impairment charges	.9	—	.4	—	1.3
Fair value adjustments for derivatives	—	—	(2.1)	(4.7)	(6.8)

Total Other Costs and Expenses	73.3	7.5	1.1	53.1	135.0

Income (Loss) from Continuing Operations before Income Taxes	36.4	(.1)	38.5	(20.6)	54.2
Income Tax Provision (Benefit)	13.3	(.1)	14.7	(8.2)	19.7

Income (Loss) from Continuing Operations	$23.1	$—	$23.8	$(12.4)	$34.5

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Three Months Ended June 30, 2004
(In Millions)

					GATX
	Rail	Air	Specialty	Other	Consolidated
Gross Income
Lease income	$160.2	$24.7	$7.6	$—	$192.5
Marine operating revenue	—	—	—	33.3	33.3
Interest income	—	.1	3.8	—	3.9
Asset remarketing income	1.7	.2	6.7	—	8.6
Gain on sale of securities	—	—	2.1	—	2.1
Fees	.9	3.4	.8	—	5.1
Other	16.8	.6	1.1	2.6	21.1

Revenues	179.6	29.0	22.1	35.9	266.6
Share of affiliates’ earnings	6.0	6.4	4.0	—	16.4

Total Gross Income	185.6	35.4	26.1	35.9	283.0

Ownership Costs
Depreciation	30.8	14.5	1.0	2.0	48.3
Interest, net	18.1	9.0	6.6	6.2	39.9
Operating lease expense	41.4	1.0	1.1	—	43.5

Total Ownership Costs	90.3	24.5	8.7	8.2	131.7

Other Costs and Expenses
Maintenance expense	45.6	1.1	.4	—	47.1
Marine operating expenses	—	—	—	25.9	25.9
Other operating expenses	7.7	.4	1.4	—	9.5
Selling, general and administrative	16.9	5.1	2.2	19.0	43.2
Reversal of provision for possible losses	—	—	(3.1)	—	(3.1)
Asset impairment charges	—	—	.7	.3	1.0
Fair value adjustments for derivatives	—	—	.4	—	.4

Total Other Costs and Expenses	70.2	6.6	2.0	45.2	124.0

Income (Loss) from Continuing Operations before Income Taxes	25.1	4.3	15.4	(17.5)	27.3
Income Tax Provision (Benefit)	6.4	1.7	6.3	(6.8)	7.6

Income (Loss) from Continuing Operations	$18.7	$2.6	$9.1	$(10.7)	$19.7

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Six Months Ended June 30, 2005
(In Millions)

					GATX
	Rail	Air	Specialty	Other	Consolidated
Gross Income
Lease income	$358.8	$57.9	$15.4	$—	$432.1
Marine operating revenue	—	—	—	46.0	46.0
Interest income	—	.3	4.4	1.7	6.4
Asset remarketing income	8.2	1.1	23.5	—	32.8
Gain on sale of securities	.5	—	5.9	—	6.4
Fees	.9	4.1	2.1	—	7.1
Other	31.0	.2	.1	(6.1)	25.2

Revenues	399.4	63.6	51.4	41.6	556.0
Share of affiliates’ earnings	10.0	22.2	22.0	—	54.2

Total Gross Income	409.4	85.8	73.4	41.6	610.2

Ownership Costs
Depreciation	66.6	30.6	2.0	2.0	101.2
Interest, net	42.1	27.7	10.1	2.6	82.5
Operating lease expense	86.7	5.9	2.0	(.2)	94.4

Total Ownership Costs	195.4	64.2	14.1	4.4	278.1

Other Costs and Expenses
Maintenance expense	93.7	.5	.7	—	94.9
Marine operating expenses	—	—	—	35.3	35.3
Other operating expenses	17.9	.8	3.6	—	22.3
Debt extinguishment costs	—	—	—	11.9	11.9
Selling, general and administrative	35.3	13.8	3.5	28.4	81.0
Reversal of provision for possible losses	(1.0)	(.4)	(2.3)	(1.5)	(5.2)
Asset impairment charges	1.9	—	1.5	—	3.4
Fair value adjustments for derivatives	—	—	(2.4)	(6.5)	(8.9)

Total Other Costs and Expenses	147.8	14.7	4.6	67.6	234.7

Income (Loss) from Continuing Operations before Income Taxes	66.2	6.9	54.7	(30.4)	97.4
Income Tax Provision (Benefit)	23.1	2.1	20.9	(11.6)	34.5

Income (Loss) from Continuing Operations	$43.1	$4.8	$33.8	$(18.8)	$62.9

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Six Months Ended June 30, 2004
(In Millions)

					GATX
	Rail	Air	Specialty	Other	Consolidated
Gross Income
Lease income	$319.6	$45.3	$14.7	$—	$379.6
Marine operating revenue	—	—	—	40.0	40.0
Interest income	—	.2	12.2	—	12.4
Asset remarketing income	6.1	.4	20.6	—	27.1
Gain on sale of securities	—	—	3.2	—	3.2
Fees	1.9	5.1	1.7	—	8.7
Other	29.9	1.3	1.2	3.4	35.8

Revenues	357.5	52.3	53.6	43.4	506.8
Share of affiliates’ earnings	9.8	15.6	8.6	—	34.0

Total Gross Income	367.3	67.9	62.2	43.4	540.8

Ownership Costs
Depreciation	61.0	28.3	2.1	2.0	93.4
Interest, net	34.9	18.3	14.1	11.1	78.4
Operating lease expense	83.1	2.0	2.1	—	87.2

Total Ownership Costs	179.0	48.6	18.3	13.1	259.0

Other Costs and Expenses
Maintenance expense	91.5	1.3	.6	—	93.4
Marine operating expenses	—	—	—	31.5	31.5
Other operating expenses	18.7	.8	2.6	.1	22.2
Selling, general and administrative	33.4	10.5	5.1	32.4	81.4
Provision (reversal) for possible losses	.2	(.4)	(4.8)	—	(5.0)
Asset impairment charges	—	—	.8	.3	1.1
Fair value adjustments for derivatives	—	—	(.7)	—	(.7)

Total Other Costs and Expenses	143.8	12.2	3.6	64.3	223.9

Income (Loss) from Continuing Operations before Income Taxes	44.5	7.1	40.3	(34.0)	57.9
Income Tax Provision (Benefit)	13.1	2.5	15.3	(12.4)	18.5

Income (Loss) from Continuing Operations	$31.4	$4.6	$25.0	$(21.6)	$39.4

GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(In Millions, Except Railcar Data)

	6/30/2005	12/31/2004	6/30/2004
Total Continuing Assets, Excluding Cash (a)	$6,527.3	$6,726.8	$6,509.4
Reservable Assets	450.0	452.1	481.1

Investment Volume (Quarter)	94.2		264.5
(Year to Date)	188.5		369.1

Allowance for Losses	17.5	22.1	31.3
Allowance for Losses as a Percentage of Reservable Assets	3.9%	4.9%	6.5%
Net Charge-Offs and Asset Impairments and Write-Downs	1.1		10.0
Net Charge-Offs/Impairments/Write-Downs as a Percentage of Average Total Assets	.1%		.6%

Non-performing Investments	55.7	57.2	62.4

Capital Structure
Commercial Paper and Bank Credit Facilities, Net of Unrestricted Cash	(95.7)	8.7	(209.0)
Debt:
On Balance Sheet
Recourse	2,679.5	2,887.1	3,123.4
Nonrecourse	90.7	93.5	96.3

Off Balance Sheet
Recourse	1,026.8	937.3	944.2
Nonrecourse	307.2	311.4	309.1

Capital Lease Obligations	71.5	79.4	106.2

Total Net Debt Obligations	4,080.0	4,317.4	4,370.2
Total Recourse Debt	3,682.1	3,912.5	3,964.8
Shareholders’ Equity and Allowance for Losses	1,117.2	1,103.0	961.4

Recourse Leverage	3.3	3.5	4.1

Asset Remarketing Income
Disposition gains on owned assets	8.7		1.5
Residual sharing fees	13.7		7.1

	22.4		8.6

Railcar Data		Full Year
North American Fleet Utilization	98%	98%	96%

Beginning Fleet Size	106,706	105,248	104,788
Additions	1,206	6,236	2,499
Scrapped/Sold	(1,359)	(4,665)	(927)

Ending Fleet Size	106,553	106,819	106,360
(a)	Includes Off Balance Sheet Assets

GATX CORPORATION AND SUBSIDIARIES
FINANCIAL PERFORMANCE MEASURES (UNAUDITED)
(In Millions)
Financial Performance Measures:
Ratios are based on continuing operations and are shown for the trailing 12 months ended:

	June 30
	2005	2004
Return on equity	17.9%	9.5%
Return on assets	2.7%	1.2%
SG&A efficiency ratio	1.71%	1.74%
The 2005 12-month trailing return measures were positively affected by 2004 non-operating events including the gain from the sale of the Staten Island property, insurance recoveries and other tax benefits.

Definitions:
Return on equity:	Income from continuing operations divided by average total shareholders’ equity.
Return on assets:	Income from continuing operations divided by average total on and off balance sheet (owned) assets.
SG&A efficiency ratio:	Selling, general and administrative expenses (SG&A) before capitalized initial direct costs (IDC) divided by average total owned and managed assets. IDC are expenses incurred by GATX to originate new leases and loans which are deferred and amortized over the term of the lease or loan.
Reconciliation of Non-GAAP Components used in Computation of Financial Performance Measures:

	12 Months Ended
	June 30
	2005	2004

Income from continuing operations	$182.0	$82.7

SG&A expenses	$162.9	$168.8
IDC	.9	3.3

SG&A before IDC	$163.8	$172.1

	6/30/05	6/30/04	6/30/03
On balance sheet assets from continuing operations	$5,364.0	$5,533.1	$5,631.4
Off balance sheet assets from continuing operations	1,334.0	1,253.3	1,302.0

Total on and off balance sheet (owned) assets from continuing operations	$6,698.0	$6,786.4	$6,933.4
Managed assets from continuing operations	2,722.5	2,913.8	3,190.2

Total owned and managed assets from continuing operations	$9,420.5	$9,700.2	$10,123.6

Shareholders’ equity	$1,099.7	$930.1	$808.0

Financial performance measures disclosed in this press release are meant to provide additional information and insight into historical operating results and the financial position of the business. Management uses these performance measures to assist in analyzing GATX’s underlying financial performance from period to period and to establish criteria for compensation decisions. GATX presented return on assets, including off balance sheet assets, because it believes that incorporating off balance sheet assets, primarily railcars financed with operating leases, results in a more accurate measure of the return GATX receives on assets in which it has an ownership-like interest. The SG&A efficiency ratio as presented is a more accurate measurement of actual SG&A incurred for the year as it relates to the underlying owned and managed assets, an asset base which is more reflective of the support services and administrative activities performed for both GATX and its customers. These measures are not in accordance with, or a substitute for, GAAP and may be different from or inconsistent with non-GAAP financial measures used by other companies.